Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Caedryn Acquisition Corporation I on Form S-1 of our report dated July 25, 2025, with respect to the financial statements of Caedryn Acquisition Corporation I included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAS P.C.

New York, NY

July 25, 2025